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                                                                    EXHIBIT 10.1

                                 EMPLOYMENT AGREEMENT


THIS AGREEMENT, (this "Agreement") is made and entered into as of this 11th day of January, 1999, by and between NETRADIO CORPORATION, a Minnesota corporation (the "Company"), and EDWARD A. TOMECHKO, a resident of the State of Minnesota ("Employee").

                                      WITNESSETH
WHEREAS, Employee desires to become employed by the Company, and the Company desires to employ the Employee pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and obligations of this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT. Subject to all of the terms and conditions of this Agreement, the Company hereby employs Employee and Employee hereby accepts employment with the Company, as its President and Chief Executive Officer.

2. DUTIES. The services of Employee are exclusive to the Company. Employee will devote substantially all of his business hours to, and make the best use of his energy, knowledge and training in, performing his duties as President and Chief Executive Officer of the Company within the general guidelines established by the Board of Directors of the Company as the same may, from time to time, be modified by the Company's Board of Directors. Employee will report to the Board of Directors and have all the duties normally subscribed to the President and Chief Executive Officer. Employee will perform his duties in a competent and professional manner, consistent with that expected of President and Chief Executive Officer of the Company.

3. TERM. Subject only to earlier termination in accordance with Section 5 of this Agreement, Employee's term of employment shall commence on the date hereof and continue until January 11, 2002 (the "Initial Term"). The Initial Term and any subsequent renewal terms shall be referred to collectively herein as the "Employment Period".

4. COMPENSATION. As compensation for all of Employee's services under this Agreement, the Company agrees to pay Employee and Employee agrees to accept the following:

     (a) BASE SALARY. The base salary of $175,000 per annum (the "Base Salary"), to be increased to $200,000 per annum effective with the successful completion of an initial public offering of NetRadio, payable in accordance with the Company's
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          standard payroll practices. In addition, Employee will be paid a one-time cash bonus of $20,000 at the time the initial public offering is completed.

     (b) PERFORMANCE BONUS. As additional compensation to Employee, Employee shall be eligible to receive a bonus (the "Bonus") equal to 60% of Employee's base salary. This bonus is based on the company achieving its financial objectives and Employee achieving mutually agreed upon personal goals. This bonus period runs from January 1 through December 31 and shall be paid annually not later than 45 days after the Company's annual audit is completed.

     (c)  BENEFITS.

          (i) EXPENSES. The Company shall reimburse Employee for any and all ordinary, necessary and reasonable business expenses that Employee incurs in connection with the performance of his duties under this Agreement, including entertainment, telephone, travel and miscellaneous expenses, provided that Employee provides the Company with documentation for such expenses in a form sufficient to sustain the Company's deduction for such expenses under Section 162 of the Internal Revenue Code of 1986, as amended.

          (ii) MEDICAL AND DISABILITY INSURANCE. Subject to Employee taking and passing the physical examination, if required by the Company's insurance carrier, the Company shall provide Employee with full medical and disability insurance coverage provided to other officers of the Company.

          (iii) VACATION. Employee shall be entitled to a paid vacation period of two weeks each year during the first five years; three weeks paid vacation after five years, and four weeks paid vacation after ten years of employment which may be taken at any time subject to the Company's business needs.

          (iv) STOCK OPTIONS. Employee will receive an additional grant of pre-Initial Public Offering stock options for 125,000 shares of
                 NetRadio Common    Stock which vests over a three year period
                 at 33 1/3% per year.  This  option price will be approximately
                 $5.00 per share and will vest 100% if   employee is terminated
                 without cause.

          (v) BENEFIT CHANGES. No reference in this Agreement to any policy or any employee benefit plan established or maintained by the Company or the Parent shall preclude the Company from changing any such policies or amending or terminating any such benefit plans if a substantially similar benefit is provided to Employee by the Company.


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          (vi)   OTHER PLANS.  Nothing contained herein is intended to or shall be deemed to be granted to Employee in lieu of any rights or privileges which Employee may be entitled to as an employee of Company under any other policies or benefit plans that are currently in effect or that may hereafter be adopted. Employee shall be entitled to participate in any other employee benefit plans of the Company generally applicable to officers of the Company, its divisions or subsidiaries, occupying similar positions as Employee, including, but not limited to, any profit sharing, pension, stock option, stock appreciation rights, stock ownership, health, medical, dental, vacation, insurance or other employee benefit plans.

5. TERMINATION. This Agreement may not be terminated prior to the end of the Employment Period except as follows:

     (a) BY THE COMPANY FOR COMPANY CAUSE. The company may terminate this Agreement for Company Cause upon Employee's material breach of this Agreement. Except as to subparagraph (iii) below, the Company shall give Employee thirty (30) days' advance written notice of such termination, which notice shall be via registered mail, return receipt requested, and which shall describe in detail the acts or omissions which the Company believes constitute such breach. Acts or omissions which constitute a material breach of this Agreement constituting "Company Cause" shall be limited strictly to the following:

          (i) Any material breach by Employee of his obligations under this Agreement;

          (ii) Gross misconduct of the Employee, conduct by the Employee which is manifestly injurious to the Company, or habitual failure or inability of the Employee to perform his duties under this Agreement; and

          (iii) Any fraud, theft or embezzlement by Employee of the Company's assets, or any other unlawful or criminal act which is punishable as a felony.

     (b)  DEATH.  This Agreement shall terminate upon Employee's death.

     (c) DISABILITY. This Agreement shall terminate upon Employee's Disability. As used herein, the term "Disability" shall have such meaning as set forth in the Company's disability policy in effect at the date hereof and shall include both permanent and temporary disability, short term and long term disability, and total and partial disability. If there is no policy in effect at the date of Employee's potential disability, Disability shall mean Employee becoming substantially incapable of performing his duties hereunder for a period of 6 months or more.


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     (d)  BY EMPLOYEE FOR EMPLOYEE CAUSE. Employee may terminate this Agreement upon thirty (30) days' written notice to the Company upon the occurrence, without Employee's express written consent, of any one or more of the following events, provided that Employee shall not have the right to terminate this Agreement if the Company is able to cure such event within thirty (30) days following delivery of such notice:

          (i)    The Company is in material breach of this Agreement;

          (ii) A reduction by the Company of Employee's Base Salary as the same may be increased time to time, or a change in the eligibility requirements or performance criteria for any benefit other than salary, which adversely effect Employee;

          (iii) Any purported termination by the Company of this Agreement of the employment of the Employee by the Company which is not expressly authorized by this Agreement or any breach of this Agreement by the Company which is not remedied by the Company within thirty (30) days after the Company's receipt of notice thereof from Employee.

          (iv) The Company's requiring Employee to be based at a location more than 35 miles from Minneapolis or relocating its headquarters outside the Minneapolis metropolitan area.

6.   PAYMENTS UPON TERMINATION.

     (a) DEATH. In the event that this Agreement is terminated due to the death of the Employee, the Employee shall be paid (i) his Base Salary through the end of the month in which his death occurred, (ii) all bonuses to which the Employee would have been entitled for the fiscal year in which death occurred, prorated to the date of death, (iii) benefits payable under any life insurance policies maintained by the Company hereunder, to which the Employee would have been entitled for the fiscal year in which his death occurred, (iv) his accrued but unpaid vacation pay for the year in which his death occurred, pro rated to the date of his death, and (v) any unpaid expense reimbursement.

     (b) DISABILITY. In the event that this Agreement is terminated due to Employee's Disability, Employee shall be paid (i) his Base Salary for a period of 90 days following the date of such Disability or until the Employee begins receiving benefits under the Company's disability benefits plan, whichever occurs first, (ii) all bonuses to which the Employee would have been entitled for the fiscal year in which such Disability occurred, prorated to the date of such Disability, (iii) his accrued but unpaid vacation pay for the year in which such Disability occurred,


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          prorated to the date of such Disability, and (iv) any unpaid expense reimbursement.

     (c) TERMINATION BY COMPANY FOR COMPANY CAUSE OR BY THE EMPLOYEE WITHOUT EMPLOYEE CAUSE. If Employee is terminated pursuant to Section 5(a) hereof, or the Employee terminates this Agreement other than in accordance with Section 5d hereof, the Company shall pay to Employee
          (i) his Base Salary through the date of termination, and (ii) any unpaid expense reimbursement.

     (d) TERMINATION WITHOUT COMPANY CAUSE OR BY THE EMPLOYEE FOR EMPLOYEE CAUSE. In addition to any other rights granted Employee hereunder, if the Company should terminate this Agreement other than in accordance with Section 5(a) hereof, or if the Employee should terminate this Agreement pursuant to Section 5(d) hereof, the Company shall pay to Employee (i) his Base Salary through the end of the term of this Agreement; (ii) all Bonuses to which the Employee would have been entitled to for the fiscal year in which the termination occurred pro rated to the date of termination, (iii) a sum equivalent to any accrued but unpaid vacation for the year in which he is terminated,
          (iv) any unpaid expense reimbursement, and (v) vest all pre-I.P.O. stock options outstanding immediately prior to Employee's termination of employment and provide for the exercise of such options for at least two years after Employee's termination of employment.

7.   OWNERSHIP OF PROPERTIES; CONFIDENTIALITY; EXCLUSIVITY; INVESTMENTS.

     (a) OWNERSHIP OF PROPERTIES. The Company, as employer, shall own, and Employee hereby transfers and assigns to the Company, all rights in and to any material and/or ideas written, suggested or submitted by Employee during the Employment Period and all other results and proceeds of his services under this Agreement (the "Properties"). Without limiting the generality of the foregoing, these rights shall include all rights in and to the Properties, including the sole and exclusive right to manufacture, publish, market, sell and/or distribute the Properties and/or adaptations thereof, either publicly or privately and for profit or otherwise. The Company and its licensees and assigns shall have the right to adapt, change, revise, delete from, add to and/or rearrange the Properties or any part thereof written or submitted by Employee and to combine the same with other works to any extent, and to change or substitute the title thereof and in this connection Employee hereby waives any so-called "moral rights" of authors. Employee agrees to execute and deliver to the Company such releases, assignments or other instruments as the Company may require from time to time to evidence its ownership of the results and proceeds of Employee's services hereunder provided, however, that nothing in this Section 7(a) shall be deemed in


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          any manner to restrict or qualify the Employee's ownership or right to exploit the Employee's memoirs.

          The requirements of this Section 7(a) do not apply to Properties for which no equipment, facility or confidential information of the Company was used and which were developed entirely on Employee's own time, and which (i) do not relate directly to the Company's business or to the Company's actual research or development, or (ii) do not result from any work Employee performed for the Company. Except as previously disclosed to the Company in writing, Employee does not have and will not assert any claims to or rights under any Properties as having been made, conceived, authored or acquired by Employee prior to his executions of this Agreement.

     (b) CONFIDENTIALITY. Employee acknowledges that his services will, throughout the Employment Period, bring Employee in close contact with many confidential affairs of the Company and its affiliates, including information about costs, profits, financial data, markets, trade secrets, sales, products, computer programs, key personnel, pricing policies, customer lists, development projects, operational methods, technical processes, plans for future development, business affairs, and methods and other information not readily available to the public. Employee further acknowledges that the businesses of the Company and its affiliates are international in scope, that their products are marketed throughout the world, that the Company and its affiliates compete in nearly all of their business activities with other organizations which are or could be located in nearly any part of the world and that the nature of Employee's services, position and expertise are such that he is capable of competing with the Company and it affiliates from nearly any location in the world. In recognition of the foregoing Employee covenants and agrees:

          (i) that Employee will keep secret all material confidential matters of the Company and its affiliates which are not otherwise in the public domain and will not disclose them to anyone outside of the Company or its affiliates, either during or after the Employment Period except with the Company's written consent and except for such disclosure as is necessary in the performance of Employee's duties during the Employment Period; and

          (ii) that Employee will deliver promptly to the Company on termination of his employment with the Company or at any other time the Company may so request, at the Company's expense, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company's and its affiliates' business, which Employee obtained while employed by, or otherwise serving or acting on behalf of, the


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                 Company or which the employee may then possess or have under his control.

     (c) EXCLUSIVITY. The Employee agrees that during his employment with the Company and/or a period of one year thereafter, he will not alone, or
          in any   capacity with another entity or person, (i) engage in any
          commercial activity that competes with the Company's business, as it is conducted during the Employment Period, within any state of the United States, (ii) in any way interfere or attempt to interfere with the Company's relationships with any of its current or potential customers, or (iii) attempt to employ any of the Company's then employees on behalf of any other entities competing with the Company. Employee further acknowledges that all services of Employee shall be exclusive to the Company, and that Employee's performance and services hereunder are of a special, unique, unusual, extraordinary and intellectual character which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in an action at law for damages and that a breach by Employee of the terms hereof (including without limitation this Section 7) will cause the Company irreparable injury. Employee agrees that the Company is entitled to injunctive and other equitable relief to prevent a breach or threatened breach of the Agreement, which shall be in addition to any other rights or remedies to which the Company may be entitled. For purposes of this Section 7(c), the term "Company" shall include the Company, its successors, assigns and affiliates.

8. REMEDIES. The parties hereto recognize and agree that, because the material breach of this Agreement or any part hereof would result in damages difficult to ascertain, upon any allegations of material breach of this Agreement, either party hereto shall be entitled:

     (a) PROCEEDINGS. To institute proceedings in a court located in the State of Minnesota to enjoin the breach, termination, or threatened termination of this Agreement. Such injunctive remedy shall be in addition to and not in lieu of any right to recover money for any such breach.

     (b) COSTS AND EXPENSES. The successful party in any action brought concerning the breach or termination of this Agreement shall be entitled to recover all costs and expenses, including attorney's fees incurred or associated with the enforcement of any covenant of this Agreement.

9.   MISCELLANEOUS.

     (a) SUCCESSORS AND ASSIGNS. This Agreement is binding on and inures to the benefit of the Company's successors and assigns, provided, however, that is Agreement may not be assigned by any of the partied hereto without the prior written consent of each of the parties hereto. This Agreement shall be binding upon and inure to


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          the benefit of any successor of the Company, and any such successor shall absolutely and unconditionally assume all of the Company's obligations hereunder. Upon the written request of Employee, the Company shall seek to have any successor, by agreement in form and substance satisfactory to Employee, assent to the fulfillment by the Company of its obligations under this Agreement. Failure to attain such assent at least thirty (30) business days prior to the time a person or entity becomes a successor in interest to the Company shall be considered Employee Cause for termination of this Agreement in accordance with Section 5(d) hereof.

     (b)  OFFSETS.   In no event shall any amount payable to Employee pursuant
          to this Agreement be reduced for purposes of offsetting, either directly or indirectly, any indebtedness or liability of Employee to Company.

     (c) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     (d) CONSTRUCTION. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

     (e) WAIVERS. No failure or delay by either the Company or Employee in exercising any right or remedy under this Agreement will waive any provision of this Agreement, nor will any single or partial exercise by either the Company or Employee of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these right or remedies, or any other rights or remedies granted by any law or any related document.

     (f) CAPTIONS. The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

     (g) MODIFICATION/ENTIRE AGREEMENT. This Agreement may not be altered, modified or amended except by an instrument in writing signed by all of the parties hereto. No person, whether or not an officer, agent, employee or representative of any party, has made or has any authority to make for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement or in any other document executed by the parties concurrently herewith ("Parol Agreements"). This Agreement and all other documents executed by the parties concurrently herewith,


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          constitute the entire agreement between the parties and supersede all express or implied, prior or concurrent, Parol Agreements and prior written agreements with respect to the subject matter hereof. The parties acknowledge that in entering into this Agreement, they have
          not relied and will not in any way rely upon any Parol     Agreements.

     (h) GOVERNING LAW. The laws of the State of Minnesota shall govern the validity construction and performance of this Agreement. Any legal proceeding related to this Agreement shall be brought in an appropriate Minnesota court, and each of the parties hereto consents to the exclusive jurisdiction of the courts of the State of Minnesota for this purpose.

     (i) NOTICES. All notices and other communications required to permitted under this Agreement shall be in writing and sent by registered first class mail, postage prepaid, and shall be deemed received five (5) days after mailing to the addresses stated below:

          If to the Company:

                 NetRadio Corporation
                 43 Main Street S.E., Suite 149
                 Minneapolis, MN  55414
                 Attention:  Chairman of the Board of Directors

          If to the Employee:

                 Edward A. Tomechko
                 4716 West Arm Road
                 Spring Park, MN  55384

     (j) SURVIVAL. Notwithstanding the termination of this Agreement or Employee's employment with the Company, the terms of this Agreement concerning confidentiality rights and remedies of the parties shall survive such termination and shall govern in perpetuity all rights, disputes, claims, or causes of action arising out of or in any way related to this Agreement.


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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE COMPANY:                            EXECUTIVE:

NETRADIO CORPORATION

By:     /s/ Eric H. Paulson             /s/ Edward A. Tomechko
      ----------------------            ----------------------
           Its Chairman                   EDWARD A. TOMECHKO